Exhibit 99.1

[Sonus Pharmaceuticals letterhead]

NEWS RELEASE

CONTACT:  Pamela L. Dull, Sonus Pharmaceuticals, Inc., (425) 487-9500, Ext. 255

Sonus Pharmaceuticals to Raise $30.6 Million in Registered Direct Offering

BOTHELL, WA—April 28, 2006—Sonus Pharmaceuticals, Inc. (Nasdaq: SNUS) today announced that it has entered into purchase agreements for the sale of approximately $30.6 million of its common stock in a registered direct offering. Under the terms of the financing, the Company will sell approximately 6.1 million shares of Sonus common stock at $5.00 per share to a select group of new and current institutional investors, led by Federated Kaufmann Funds. The transaction is expected to close on May 2, 2006, subject to customary closing conditions. All of the shares of common stock are being offered pursuant to an effective registration statement previously filed with the Securities and Exchange Commission.

Needham & Company, LLC acted as the lead placement agent and Punk, Ziegel & Company and ThinkEquity Partners LLC acted as co-placement agents for the offering.

“We are pleased with the quality of the investors in this financing and their support of our development initiatives,” said Michael A. Martino, president and chief executive officer of Sonus Pharmaceuticals. “This raise significantly strengthens our balance sheet and provides greater flexibility to simultaneously fund our share of the remaining clinical development of TOCOSOL® Paclitaxel and to expand our efforts to develop additional products to broaden and deepen our oncology pipeline.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Needham & Company, 445 Park Avenue, New York, New York 10022; facsimile:  (212) 705-0416.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Sonus Pharmaceuticals is focused on the development of oncology drugs that provide better therapeutic alternatives for cancer patients, including improved efficacy, safety and tolerability, and are more convenient to use. The Company’s lead product candidate is TOCOSOL Paclitaxel, a ready-to-use injectable formulation of paclitaxel. TOCOSOL Paclitaxel is currently in a Phase 3 pivotal trial for the potential treatment of metastatic breast cancer. For additional information on Sonus, including news releases, please visit www.sonuspharma.com.

Safe Harbor

Certain statements made in this press release are forward-looking such as those, among others, relating to the closing of Sonus’s registered direct offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Sonus’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Sonus’s ability to satisfy the required closing conditions and to close the registered direct offering as expected, and other factors discussed in the “Risk Factors” section of Sonus’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

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